Exhibit 99

May 30, 2016

To All Viacom's Constituencies:

I am writing as the Lead Independent Director of Viacom on behalf of Viacom's independent directors.  As speculation grows that Viacom's directors, other than Sumner and Shari Redstone, face the possibility of a direct attempt to remove them from Viacom's Board of Directors, we want our many important constituencies to understand, clearly and without rhetoric, what we are thinking and why.

We know that none of us is "entitled" to his or her Board seat.  But we were elected, until our terms expire or we are properly removed, to look after the interests of all the stockholders of Viacom.  That is what Delaware law requires – and that is what Sumner Redstone has always expected.

We now find ourselves facing a possible attempt to remove Viacom directors as a result of a chain of actions said to have been legally put in motion by the controlling shareholder of Viacom, Sumner Redstone.

We know that such an attempt, on its face, would be completely inconsistent with Sumner's lifetime commitment to an independent Board and professional management for Viacom after his incapacity or death.  More specifically, it would be equally inconsistent with his stated judgment for many years that his daughter, Shari, should not control Viacom or his other companies.

We face a key question: Should we acquiesce in or contest a removal attempt? Acquiescence is appealing – it would remove some of the antagonism and public controversy, and avoid contentious and time consuming litigation.  But to a person we feel the responsibility to challenge in court what we honestly believe would be legally flawed removals.  That is especially so because the flaw we see would be the inexplicable assertion that Sumner was acting of his own free will and with the mental competency to do so.  For several weeks, I and the Chair of the Governance and Nominating Committee, Bill Schwartz, have tried to meet face-to-face with Sumner, but with no success to date.

We will contest the purported removal if it comes, because we see that as our responsibility to the non-control shareholders of Viacom who own 90% of the equity of the company – and to the legacy of a man we greatly admire and consider a dear friend.  We can do no less than try to make sure that the fates of Viacom, its majority equity holders and Sumner's legacy are ably represented on their behalf and impartially decided by the courts.

While we will engage on that front, we have not forgotten and will not forget a primary role we have as Viacom directors – to oversee the performance of Viacom's business.  The Board is not happy with where Viacom's performance stands.  We know Viacom needs to do better – and we are very focused on that objective and on the need for management to drive it.

To that end, one important step we are considering is a minority investment in Paramount that can contribute not only direct financial funding but commercial and strategic opportunities as well.  We hope that the fight over control does not impair or completely undermine this potential step with Paramount.  We also understand that if Sumner is found competent and acting without undue influence, we may be legally removed simply for having explored strategic options that might include a minority investment in Paramount.  That said, our job is to try to do our job, not to try to keep our job.  That is all we can promise – and we do promise it.

In sum, our priority agenda is and has been to pursue the critical goal of improving Viacom's performance and now, if needed, a judicial determination of the legality of any removal attempt.

On behalf of Viacom's independent directors – Cristiana Falcone, Blythe McGarvie, Deborah Norville, Charles Phillips, William Schwartz and myself,

Frederic Salerno
Lead Independent Director
Viacom Inc.